Exhibit (14)(e)

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

FS Investment Corporation III

We consent to the use in this Registration Statement on Form N-14 of FS Investment Corporation III of our reports dated March 19, 2019, relating to our audits of the consolidated financial statements and internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated July 3, 2019, relating to the senior securities table appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the headings “Experts,” “Senior Securities of FS Investment Corporation III” and “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ RSM US LLP

Blue Bell, Pennsylvania

July 3, 2019